Exhibit 5.1

LAW OFFICES 50 West Liberty Street Suite 510 Reno, Nevada 89501 775.785.5440 775.785.5441 (Fax) www.swlaw.com	DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX RENO SALT LAKE CITY TUCSON

C. Thomas Burton, Jr.
775.785,5433
tburton@swlaw.com

August 18, 2016

Anavex Life Sciences Corp.

51 West 52nd Street, 7th Floor

New York, New York 10019-6163

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-3 (together with Amendment No. 1 on Form S-3/A, the “Registration Statement”) relating to the registration of (i) up to $100,000,000 of shares of the Company’s common stock, par value $0.001 per share to be offered by the Company, and (ii) up to 6,754,609 shares of the Company’s common stock, par value $0.001 per share to be sold by the selling security holder described in the Registration Statement, inclusive of 269,397 shares of common stock issued or issuable to the selling security holder as commitment shares (all collectively, the “Shares”). Capitalized terms used in this letter which are not otherwise defined shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s articles of incorporation, as amended, and bylaws, as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms

Anavex Life Sciences Corp.

August 18, 2016

This opinion is rendered as of the date of this letter and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters”. In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations under such act.

Very truly yours,

/s/ C. Thomas Burton, Jr.

Snell & Wilmer L.L.P.